SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------

                                SCHEDULE 13G/A
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(c)
                              (AMENDMENT  2 )

                                PMR CORPORATION
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   693451106
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                                 (CUSIP Number)

                               DECEMBER 31, 2000
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     |X| Rule 13d-1(b)
     | | Rule 13d-1(c)
     |_| Rule 13d-1(d)


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-------------------                                            -----------------
CUSIP No.    693451106             13G/A                    Page 1 of 5 Pages
-------------------                                            -----------------

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  1.  NAMES OF REPORTING PERSONS    J.P. Morgan Chase & Co.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  13-2624428
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  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) | |
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  3.  SEC USE ONLY

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  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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      NUMBER OF           5.  SOLE VOTING POWER         657,260
        SHARES
     BENEFICIALLY         6.  SHARED VOTING POWER             0
       OWNED BY
         EACH             7.  SOLE DISPOSITIVE POWER    657,260
      REPORTING
     PERSON WITH          8.  SHARED DISPOSITIVE              0
                              POWER
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
		657,260
-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  | |
      CERTAIN SHARES*

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 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.3%

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 12.    TYPE OF REPORTING PERSON*          HC

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Item 1(a).  Name of Issuer:

 	PMR CORPORATION

Item 1(b).  Address of Issuer's Principal Executive Offices:

   	501 WASHINGTON STREET
	5TH FLOOR
	SAN DIEGO, CA  92103

Item 2(a).  Name of Person Filing:

     	J.P. MORGAN CHASE & CO

Item 2(b).  Address of Principal Business Office or, if None, Residence:

   	270 PARK AVE
	NEW YORK, NY 10017

Item 2(c).  Citizenship:

     Delaware

Item 2(d).  Title of Class of Securities:

     COMMON STOCK

     unless otherwise noted, security being reported is common stock

Item 2(e).  CUSIP Number:	693451106



Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) |_| Broker or dealer registered under Section 15 of the Exchange Act;

     (b) | | Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

     (d) |_| Investment company registered under Section 8 of the Investment Company Act;

     (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) |X| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(b), check this box. |X|


                               Page 2 of 5 Pages

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Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

     (a)  Amount beneficially owned: 	657,260
		Including  0 shares where there is a Right to Acquire.

     (b)  Percent of class:     9.3%

     (c)  Number of shares as to which such person has:

           (i) Sole power to vote or to direct the vote:   657,260

          (ii) Shared power to vote or to direct the vote:       0

         (iii) Sole power to dispose or to direct the disposition of:  657,260

          (iv) Shared power to dispose or to direct the disposition of:      0

Item 5.   Ownership of Five Percent or Less of a Class.	Not applicable


     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
J.P. Morgan Chase & Co. is the beneficial owner of   657,260   shares of the
Issuer's common stock on behalf of other persons known to have one or more of the following:
the right to receive dividends for such securities;
the power to direct the receipt of dividends from such securities;
the right to receive the proceeds from the sale of such securities;
the right to direct the receipt of proceeds from the sale of such securities; No such person is known to have an interest in more than 5% of the class of securities reported herein unless such person is identified below.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being reported on by the Parent Holding Company.

This notice is filed on behalf of J.P. Morgan Chase & Co. and its wholly owned subsidiaries, Robert Fleming, Inc.


Item 8.   Identification and Classification of Members of the Group.

     Not applicable

Item 9.   Notice of Dissolution of Group.

     Not applicable

Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 3 of 5 Pages

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: FEBURARY 09, 2001                    J.P. Morgan Chase & Co.

                                       By: /s/ Margaret R. Rubin
                                          ------------------------------------
 							Margaret R. Rubin
                                          Vice President - Corporate Compliance





         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


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